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                                                                  Exhibit 10.36


                                    Agreement

     This Agreement is between AMF Bowling Worldwide, Inc. (the "Company") and Timothy Scott ("Executive") and is effective November 12, 1999. The Company and Executive agree as follows:

     1. Duties. Executive will serve the Company as Senior Vice President, Marketing and perform the duties and responsibilities assigned to him by the President and Chief Executive Officer of the Company (the "CEO"). The duties may include serving as a director or officer of any affiliate of the Company. Executive will perform his duties primarily at the Company's headquarters, wherever the CEO may from time to time designate the headquarters to be (but in any case within a 30 mile radius of the Company's current headquarters in Richmond, Virginia) and such other temporary locations as the CEO may reasonably request. Executive will devote his full attention and time to the business and affairs of the Company and use his best efforts to carry out his responsibilities with the highest degree of professionalism. Executive will abide by all guidelines and policies pertaining to the business and affairs of the Company as may be approved from time to time by the CEO (the "Guidelines"). Without violating his duties to the Company, Executive may manage his personal investments, so long as his activities do not compete with and are not provided to or for any entity that competes with the Company and do not interfere with his responsibilities as an officer and employee of the Company. The term "Company" includes the Company and its affiliates.

     2. Compensation and Benefits. (a) Base Salary. Executive's base compensation will be $200,000 annually ("Base Salary"). The Company will pay the Base Salary monthly or at such other intervals, not less frequently than monthly, as it pays the base salaries of other executives. The CEO may increase the Base Salary annually. The term Base Salary will refer to the Base Salary as increased.

     (b) Annual Bonus. Executive will also be entitled to Annual Incentive Compensation ("Bonus") under the Company's Annual Incentive Compensation Plan as adopted by the CEO, in his sole discretion, each year (the "Plan").

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Executive will be entitled to a Bonus annually in an amount up to 50% of Base
Salary. The Bonus will be based on performance against objectives set forth in the Plan.

     (c) Vacation. During calendar year 1999, Executive will be entitled to two
(2) weeks vacation. After calendar year 1999, Executive will be entitled to four
(4) weeks annual vacation during his employment. Vacation will be subject to the Guidelines.

     (d) Relocation. Executive will be entitled to reimbursement of relocation expenses for his move from Lexington, Kentucky to Richmond, Virginia and other benefits in accordance with the Guidelines applicable to senior executives generally.

     (e) Options. The Company will grant Executive 100,000 options to purchase shares of the common stock of AMF Bowling, Inc. pursuant to the AMF Bowling, Inc. 1998 Stock Incentive Plan, the form of option agreement appended hereto as Exhibit A and the Guidelines. Executive will also be entitled to participate in any incentive stock option program from time to time made available to other executives of the Company.

     3. Termination of Employment. (a) Employment at Will. Executive's employment is "at will". The Company may terminate Executive's employment at any time with or without cause. Executive may terminate his employment at any time with or without cause.

     (b) Death or Disability. Executive's employment will terminate automatically upon his death. The Company may terminate Executive's employment because of Executive's Disability. "Disability" means that Executive has been unable for a period of (i) 90 consecutive days or (ii) an aggregate of 180 days in a period of 365 consecutive days to perform fully his duties as a result of physical or mental illness or injury. The Company may terminate Executive's employment for Disability by written notice to Executive. The termination will be effective on the 30th day after receipt of notice by Executive (the "Disability Date"), unless Executive returns to full-time performance of his duties before the Disability Date. In the event of a dispute as to whether

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Executive has suffered a Disability, the final determination will be made by a licensed physician selected by the CEO.

     (c) Termination Date. "Termination Date" means the date of Executive's death, the Disability Date or the date on which the termination of Executive's employment by the Company or Executive is effective, as the case may be.

     4. Company's Obligation Upon Termination. (a) Termination Without Cause or with Good Reason. If Executive terminates his employment for Good Reason (herein defined) or the Company terminates Executive's employment (other than due to Executive's death or Disability or with cause), the Company will pay Executive:

     (i) in one lump sum Executive's accrued but unpaid Base Salary (the "Accrued Salary"), which will equal the sum of (1) any portion of Base Salary through the Termination Date that has not yet been paid and (2) any accrued but unpaid vacation pay under the Guidelines;

     (ii) subject to Executive satisfying the condition precedent set forth in
Section 5, severance pay in the amount of his Base Salary on the Termination Date payable, less applicable withholding and deductions, in twelve equal monthly installments beginning one month after the Termination Date ("Severance"); and

     (iii) an "Allocable Bonus Amount" for the year in which Executive's employment is terminated equal to the amount of Bonus, if any, to which the Executive may have become entitled (if he was employed for the entire year) based on the Company's then current Plan for Executive) multiplied by a fraction, (x) the numerator of which is the number of days in year which Executive was employed and (y) the denominator of which is 365. The Allocable Bonus Amount will be paid only at the time and subject to the terms and conditions of the Plan.

         (b) Good Reason means, without Executive's written consent. (i) any material and permanent diminution in Executive's title, authority, duties or responsibilities inconsistent with his position as the Senior Vice President, Marketing of the Company or a material segment of the Company's business (other than as a result of Executive's physical or mental disability or other incapacity); (ii) any removal of Executive from the position set forth in
Section 1; (iii) any reduction in Executive's Base Salary; (iv) the Company's requiring Executive to be based permanently at any office or location other than as


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provided in Section 1; or (v) the Company's failure to comply with its material obligations under this Agreement. Executive will provide the Company with written notice of any of the events set forth in subsections (i) through (v) above and the Company will have 30 days to cure. Executive may not terminate employment for Good Reason as a result of any reason specified in subsections
(i) through (v) if the Company effectuates a cure within the 30-day period.

     (c) Termination Due to Death or Disability. Upon Executive's death during his employment or if the Company terminates Executive's employment due to Disability, the Company will pay Executive his Accrued Salary in one lump sum and his Allocable Bonus Amount, if any, at such time and under such terms and conditions as may then be applicable. Executive will not be entitled to Severance.

     (d) Voluntary Resignation. If Executive resigns his employment for other than Good Reason, the Company will pay Executive his Accrued Salary in one lump sum. Executive will not be entitled to Severance or his Allocable Bonus.

     (e) Termination for Cause. The Company may terminate Executive's employment at any time for cause if the CEO determines that Executive has (i) committed any act of fraud or gross negligence in the course of his employment, which in the case of gross negligence, has a material adverse effect on the business or financial condition of the Company, (ii) willfully or deliberately failed to perform the duties of his position, other than on account of his Disability,
(iii) intentionally refused to cause the Company to adhere to any material provision of the operating budget or business plan adopted by the CEO or to any lawful and material direction or instruction of the CEO, (iv) been convicted or plead guilty (or nolo contendere) to any felony under the laws of the United States or any state thereof or any foreign country to which Executive may be subject, (v) engaged in gross misconduct, such as theft or embezzlement, or a crime involving moral turpitude, which crime reflects poorly on the image or reputation of the Company, (vi) made a material misrepresentation at any time to

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the Company, or (vii) breached any of his obligations hereunder or failed to comply with a reasonable and lawful instruction of the CEO, which continues for a period of 5 days after Executive's receipt of written notice from the CEO identifying the objectionable action or infraction by Executive. If there is a termination for cause, the Company will deliver to Executive a written notice specifying the cause and the effective Termination Date. Upon termination for cause, Executive will not be entitled to Severance or an Allocable Bonus Amount.

     5. Executive's Obligation Upon Termination. (a) Release. As a condition precedent to Executive's entitlement to Severance, Executive will release the Company and its officers, directors, and employees of and from any Claims (herein defined). The release will be in form and substance reasonably acceptable to the Company's counsel. Claims means all claims, causes of action, obligations, damages, losses or liabilities, known or unknown, both at law and in equity (including all claims of employment discrimination, unjust or improper dismissal, retaliation, back pay or future employment opportunities) (which relate to employment, separation from employment) and refusal to offer future employment by or with the Company by or on behalf of Executive that Executive may have or ever will have. The release contemplated in this Section will not release the Company from its obligations under this Agreement or any obligation under its Charter or By Laws to indemnify Executive as an officer or director of the Company.

     (b) Confidentiality. During and for a period of two (2) years after the Termination Date, except as required by law, Executive will not divulge any secret or confidential information, knowledge or data relating to the Company or its affiliates that is not public knowledge ("Confidential Information").

     (c) Disparaging Remarks. During and for a period of two (2) years after the Termination Date, except as required by law, Executive will not at any time make any disparaging, derogatory, negative or similar remarks, comments or statements, in writing or otherwise, about or in any way in reference to the Company, its products or services or its officers, directors, employees or affiliates.

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     (d) Competition. (i) During his employment and the one year period following any termination of his employment with the Company (the "Restricted Period"), Executive will not directly or indirectly participate in or permit his name directly or indirectly to be used by or become associated with (including as an advisor, representative, agent, independent contractor, provider of personal services or otherwise) any person, corporation, partnership, association or entity that is, or intends to be, engaged in any business which is in competition with the Business (herein defined) of the Company in any country in which the Company operates, competes or is engaged in the Business or at such time intends so to operate, compete or become engaged in such business ("Competitor").

     (ii) During the Restricted Period, Executive will not directly or indirectly encourage (or solicit or assist any other person or firm in encouraging or soliciting) any person, who was engaged in a business relationship with the Company during the one year period preceding his or her termination of employment with the Company, to engage in a business relationship with a Competitor.

     (iii) During the Restricted Period, Executive will not directly or indirectly induce any employee of the Company to terminate his or her employment and will not directly or indirectly either individually or as owner, agent, employee, consultant or other wise, employ offer employment or cause employment to be offered to any person (including employment as an independent contractor) who is or was employed by the Company unless such person will have ceased to be so employed for a period of at least 12 months.

     (iv) Promptly following Executive's termination of employment, Executive will return to the Company all property of the Company in Executive's possession or under his control, including all Confidential Information in whatever media it is maintained.

     (v) The term "Business" means the business of owning or operating bowling based entertainment centers, golf driving, putting or practice facilities or theaters, or manufacturing, distributing or selling bowling products and

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accessories. The term "Competitor" will exclude any business participating principally in the restaurant or food and beverage industry.

     (vi) Executive agrees that the Restricted Period and the covenants and obligations of Executive with respect to non-competition, non-solicitation, confidentiality, the property of the Company and the restricted territories (1) are fair and reasonable and the result of negotiation and (2) relate to special, unique and extraordinary matters and that a violation of any of their terms will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company will be entitled to an injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of the covenants and obligations. These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. If at the time of enforcement, a court holds that any restrictions are unreasonable under circumstances then existing, the parties agree that the maximum period, scope, or geographical area legally permissible under such circumstances will be substituted for the period, scope or area stated herein.

     6. Miscellaneous. (a) Assignment. This Agreement is personal to Executive and may not be assigned by Executive otherwise than by will or the laws of descent and distribution.

     (b) Prior Agreements. This Agreement supercedes the offer of employment contained in the October 1, 1999 letter from the CEO to Executive. There are no representations or promises concerning the employment of Executive other than as set forth in this Agreement.

     (c) Applicable Law. The laws of Virginia will govern this Agreement.

     (d) Amendment. This Agreement may not be amended or modified except by a written agreement executed by the parties.

     (e) Notices. All notices and other communications will be in writing and will be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

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                           If to Executive:

                           Timothy Nicholas Scott
                           619 Mint Hill Lane
                           Lexington, KY  40509

                           If to the Company:

                           AMF Bowling Worldwide, Inc.
                           8100 AMF Drive
                           Richmond, Virginia  23111
                           Attention: Chief Executive Officer

     The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

Witness the following signatures:


                           /s/ Timothy Nicholas Scott
                          --------------------------------
                           Timothy Nicholas Scott


                           AMF Bowling Worldwide, Inc.


                           By:   /s/ Roland C. Smith
                              --------------------------------------------------
                                    Roland C. Smith
                           Title:   President and Chief Executive Officer